Exhibit 99.1

For Immediate Release

Contacts:
Peerless Systems Corporation:	Investor Contact:
John Rigali	Geoff High
Chief Financial Officer	Pfeiffer High Investor Relations, Inc.
(310) 297-3172	(303) 393-7044
Peerless Systems Provides Update on Initial SoC Development Agreement
EL SEGUNDO, Calif., June 19, 2006 — Peerless Systems Corporation (Nasdaq: PRLS), a provider of advanced imaging and networking technologies and components to the digital document market, today announced that the vendor in the previously announced System-on-Chip (SoC) development agreement has elected not to proceed into the second phase of the agreement, which would have involved chip development and production.
On March 30, 2006, Peerless announced it had entered a non-exclusive development agreement with a chip vendor serving the digital imaging industry. Under the agreement, Peerless was to provide intellectual property (IP), design and development services for an advanced SoC device. While there appears to be significant interest from original equipment manufacturers (OEMs), in the IP from Peerless, the vendor in the agreement has elected not to continue into the production phase of the project.
Howard Nellor, president and CEO of Peerless, said, “While we are disappointed this agreement did not proceed to phase two, this decision does not change our commitment to our SoC strategy. To the contrary, the information and market interest we captured during the first phase of this program solidified our belief that there is strong justification for Peerless to move forward with that strategy.
“Our initial work on this project gave us important data about the market and prospective revenue opportunities from the insertion of new digital imaging technologies, and also established the technical feasibility of an SoC solution utilizing Peerless technologies,” Nellor added. “We also gained new market exposure to other OEMs and semiconductor companies interested in our hardware IP and the speed-to-market opportunities created by these advanced devices. We are encouraged by the spirit of the discussions we are having with both current and prospective customers, and believe that our SoC program is still very likely to be a meaningful contributor to the overall growth of our business.”
Nellor said the Company’s SoC strategy is a component of Peerless’ broader effort to insert the Company’s core IP more deeply into OEM products, which management believes will make Peerless increasingly important to its customers over the long term. “We believe demand for imaging technologies in silicon-chip solutions within the digital imaging space is growing, and our objective is to be at the forefront of this market opportunity.”
John Rigali, chief financial officer of Peerless, reported that the termination of the development agreement represents a reduction of $200,000 to $300,000 in forecasted service revenue for the current fiscal quarter ending July 31, 2006, and a reduction of $1.5 million in forecasted service revenue in the current fiscal year ending January 31, 2007, as represented in the Company’s previously issued financial guidance. Any additional adjustments to previous guidance, if required, would be addressed in a future announcement.

About Peerless Systems Corporation
Founded in 1982, Peerless Systems Corporation is a provider of imaging and networking technologies and components to the digital document markets, which include manufacturers of color, monochrome and multifunction office products and digital appliances. In order to process digital text and graphics, digital document products rely on a core set of imaging software and supporting electronics, collectively known as an imaging controller. Peerless’ broad line of scalable software and silicon offerings enables its customers to shorten their time-to-market and reduce costs by offering unique solutions for multiple products. Peerless’ customer base includes companies such as Canon, IBM, Konica Minolta, Kyocera Mita, Lenovo, OkiData, Ricoh, RISO, Seiko Epson and Xerox. Peerless also maintains strategic partnerships with Adobe and Novell. For more information, visit Peerless’ web site at www.peerless.com.
Safe Harbor Statement Under The U.S. Private Securities Litigation Reform Act Of 1995
Statements made by us in this press release that are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21 of the Securities Exchange Act of 1934. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management based on our current estimates, expectations, forecasts and projections and include comments that express our current opinions about trends and factors that may impact future operating results. Statements that use words such as we “believe,” “anticipate,” “estimate,” “intend,” “could,” “plan,” “expect,” “project” or the negative of these, as well as similar expressions, are intended to identify forward-looking statements. Specifically, statements in this press release pertaining to the future potential of our SoC products, the future market for new digital imaging technology, discussions with current and prospective customers, the financial impact of the termination of the development agreement and other statements that do not expressly refer to historical facts are forward-looking statements. These statements are not guarantees of future performance, rely on a number of assumptions concerning future events, many of which are outside of our control, and involve known and unknown risks and uncertainties that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements, expressed or implied by such forward-looking statements. Such risks and uncertainties include, among other things, changing competitive and market conditions, our reliance on certain OEM customers for significant portions of our revenues, the sufficiency of our capital resources, any adverse change in our relationship with Adobe Systems Incorporated and Novell, Inc, increased competition both from in-house OEM products and low cost offshore competitors, the impact of Microsoft’s Vista™ operating system, reduced demand for our existing monochrome technologies, our ability to develop and market our advanced devices and software, the validity and protection of our intellectual property rights and our ability to execute our business plan and strategic partnering transactions.
The above risks, and others, are described in further detail in our reports filed with the Securities and Exchange Commission, including but not limited to our most recent Quarterly Report on Form 10-Q for the first quarter of fiscal 2007, in Part II — Item 1A. “Risk Factors” filed on June 14, 2006. Copies of Peerless’ press releases and additional information about Peerless are available at www.Peerless.com or you can contact Peerless Investor Relations by calling (303) 393-7044.
Current and prospective stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We are under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements contained herein are qualified in their entirety by the foregoing cautionary statements.
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